Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into as of October 1, 2018, by and between ViraCyte, Inc., a Delaware corporation (the “Company”), and Ann Leen (“Consultant”), effective generally as of the Effective Date (as defined below) except as otherwise expressly provided below.

1.    Consulting Services, Fees, Other Compensation and Expenses. During the Consulting Period, the Company hereby engages Consultant and Consultant agrees to provide the Company with the consulting services described in Exhibit A (the “Services”), attached hereto and incorporated herein for all purposes. In exchange for the Services, the Company will pay Consultant the fees, other compensation and certain related expenses also described in Exhibit A. Upon the termination of this Consulting Agreement in accordance with Section 6 herein, the Company shall have no obligation to pay fees, commissions, or any other amounts under this Consulting Agreement for Services or expenses with respect to any period on or after the date of such termination.

2.    Consulting Period. Unless earlier terminated as provided for in Section 6, this Agreement is effective as of October 1, 2018 (the “Effective Date”) and will continue through December 31, 2019) (such effective period of this Agreement, including any extensions to the initial term, the “Consulting Period”) and covers all work performed by Consultant for the Company prior to the signing of this agreement. The Parties may renew and extend this Consulting Agreement in one (1) year increments.

3.    Proprietary Information, Invention Assignment, and Nonsolicitation Agreement. Simultaneous with the execution of this Consulting Agreement, Consultant shall execute and deliver to the Company a copy of the Proprietary Information, Invention Assignment, and Nonsolicitation Agreement in the form attached hereto as Exhibit B (the “Proprietary Agreement”), the terms of which are incorporated herein by reference.

4.	Conflicting Obligations.

4.1    Conflicts. Consultant agrees that he/she has not and will not enter into any agreement with a third party that is in conflict with any of the provisions of this Consulting Agreement or that would preclude Consultant from complying with the provisions of this Consulting Agreement or any agreements provided for herein (including, without limitation, the Proprietary Agreement) during the Consulting Period. Consultant’s violation of this Section 4.1 will be considered a material breach of this Consulting Agreement and shall be basis to terminate the Consultant under Section 6.1(a). The Parties acknowledge that Consultant is employed by Baylor College of Medicine, a Texas non-profit corporation (“Baylor”) and ViraCyte has an exclusive license agreement with Baylor (the “License Agreement”). The Parties acknowledge the work Consultant performs for Baylor is subject to obligations Consultant has to Baylor, including as to work done at Baylor that would be part of the License Agreement.

It is recognized that Consultant is not obligated to devote all of her time, energy and skill to the business interests of ViraCyte but, at the same time, Consultant: (i) shall refrain from any other activity (for herself or any other company) that would compete with or conflict with the activities of ViraCyte related to the generation and/or commercialization of T cells targeting viral infections and/or virus-associated diseases. Consultant shall not, within the United States of America: (i) engage in any employment, business, or activity or provide services to any third party that is in any way competitive with the business or activities of ViraCyte related to the generation and/or commercialization of T cells targeting viral infections and/or virus-associated diseases, or (ii) assist any other person or organization in competing with ViraCyte or engaging in competition with the business or activities of ViraCyte related to the generation and/or commercialization of T cells targeting viral infections and/or virus-associated diseases.

4.2    Separation. The Company acknowledges that the Consultant is engaged in consulting services to other entities and that the Consultant is subject to confidentiality agreements with other entities. Consultant shall be responsible for ensuring his/her compliance with these agreements and any other limitations that may be imposed on Consultant. Consultant shall use his/her best efforts to minimize or avoid any questions of disclosure of, or rights under, any inventions made by the Consultant in providing the Services to the Company (and to assist the Company and the Consultant’s other clients in fairly resolving any questions which may arise). All Services and related documentation in connection with this Consulting Agreement shall be kept completely separate from the Consultant’s other consulting or research activities in order to avoid any preemptions or overlap of other rights or obligations of the Consultant.

5.    Reports. Consultant will, from time to time during the Consulting Period, keep the Company advised as to his progress in providing the Services under this Consulting Agreement. In addition, Consultant will, as requested by the Company, prepare written reports with respect to such progress. The time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.	Termination of Consulting Agreement.

6.1	Termination of Consulting Agreement.

(a)    This Consulting Agreement shall terminate upon the expiration of the Consulting Period. This Consulting Agreement may terminate earlier upon any of the following:

(1)    Ten (10) days’ notice to Consultant by the Company;

(2)    Written notice to Consultant by the Company, effective immediately, of a Material Breach (as defined below) by Consultant; or

(3)    Ten (10) days’ notice to the Company by Consultant.

(b)    For purposes of this Agreement, “Material Breach” shall include failure or refusal to perform the Services; failure to work cooperatively with Company staff; negligence or willful wrongdoing in the performance of Consultant’s duties; Consultant’s material breach of any provision hereof or of the Proprietary Agreement; or failure to comply with Section 9.

6.2    Survival. Upon such termination of this Consulting Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(a)    The Company will pay, within thirty (30) days after the effective date of such termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Exhibit A. Such payment shall constitute full settlement of any and all compensation due to Consultant; and

(b)    Section 3 (Proprietary Information, Invention Assignment, and Nonsolicitation Agreement), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; No Benefits), Section 8 (Indemnification), Section 10 (Arbitration and Equitable Relief) and Exhibit B (Proprietary Agreement) will survive termination of this Consulting Agreement.

7.	Independent Contractor; No Benefits.

7.1    Independent Contractor. It is the express intention of the Company and Consultant that he/she provides the Services as an independent contractor to the Company. Nothing in this Consulting Agreement shall in any way be construed to render Consultant as an agent, employee or representative of the Company during the Consulting Period. Without limiting the generality of the foregoing, during the Consulting Period, Consultant is not authorized to bind the Company to any liability or obligation or to represent that he/she has any such authority except where expressly delegated by his/her Company Contact

(as defined on Exhibit A), Consultant acknowledges and agrees that he/she is obligated to report as income all fees and other compensation that he/she receives pursuant to this Consulting Agreement. Further, Consultant acknowledges the obligation to pay all, as the case may be, corporate or self-employment and other taxes on such income.

7.2    No Benefits. During the Consulting Period, Consultant will not receive any Company-sponsored benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. If Consultant were to be reclassified by a state or federal agency or court as Company’s employee under the Internal Revenue Code of 1986, as amended, or otherwise with respect to the provision of Services hereunder, Consultant will not be eligible to receive any employee benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs in effect at the time of such reclassification, such employees or representatives would otherwise be eligible for such benefits.

7.3    Taxes; Workers’ Compensation and Other Benefits. The Company will not withhold any taxes from payments made to Consultant related to the Services and will report gross fees related to the Services, to the extent required by law, on an IRS Form 1099. Consultant is also solely responsible for the payment of all federal, state, local, or other applicable taxes, income or otherwise, incurred or due as a result of the receipt of gross fees for Services hereunder, and Consultant will file, on a timely basis, all tax returns required to be filed by any federal, state, or local tax authority with respect to the receipt of gross fees for Services hereunder. Consultant shall make such payments referred to in this paragraph as are required by law.

8.	Indemnification.

8.1    With regard to the Services provided hereunder, Consultant will indemnify and hold harmless the Company and its members, managers, directors, officers and employees from and against all claims, demands, losses, damages, liabilities, costs and expenses, including court costs attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant related to the provision of the Services hereunder or (ii) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Consulting Agreement. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or any other applicable taxes or (ii) otherwise resulting from Consultant’s being determined not to be an independent contractor.

9.	Representations.

9.1    Each party represents that this Consulting Agreement shall, when duly executed and delivered, constitute the legal, valid and binding obligation of each party, as applicable, enforceable in accordance with its terms. Each party further represents and warrants that: (i) it has all rights necessary to enter into and perform its obligations under this Consulting Agreement; (ii) there are no other contracts, agreements, restrictive covenants or other restrictions preventing such party from entering into this Consulting Agreement or performing its obligations hereunder; and (ii) the performance of its obligations pursuant to this Consulting Agreement shall comply with all applicable laws.

9.2    Consultant represents, warrants and covenants that Consultant has the power to enter into this Consulting Agreement and that the Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.3    Consultant represents, warrants and covenants that he/she is not, or during the Consulting Period will not become, the target of or designated under any sanctions program that is established by statute or regulation of the United States, Order of the President of the United States or

by designations of any department or agency of the United States government including those designations reflected in the “list of Specifically Designated Nationals and Blocked Persons” of the Office of Foreign Assets Control, U.S. Department of the Treasury or the Office of Inspector General. If Consultant become the target or of designated under any such sanctions program during the Consulting Period, he/she shall immediately notify the Company thereof.

9.4    Consultant represents and warrants that he/she has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act and is not currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement programs. Moreover, if Consultant subsequently becomes debarred, excluded, suspended or ineligible as set forth in the preceding sentence, or is convicted of a criminal offense that falls within the scope of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, Consultant agrees to immediately notify the Company of such event. Failure of Consultant to comply with this provision shall be a material breach of this Consulting Agreement warranting immediate termination.

10.	Arbitration and Equitable Relief.

10.1    Arbitration. In consideration of Consultant’s rights under this Consulting Agreement, the Company’s promise to arbitrate disputes under this Consulting Agreement, and the receipt of compensation paid to Consultant by the Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, member or manager of the Company in its capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Consultant’s providing the Services under this Consulting Agreement or the termination of this Consulting Agreement, including any breach of this Consulting Agreement, shall be subject to binding arbitration.

10.2    Venue. Any arbitration will be conducted at a suitable location in Harris County, Texas or another mutually agreeable location. If an injunction is sought pursuant to Section E., below, the parties agree to submit to venue before state or federal courts sitting in Harris County, Texas.

10.3    Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”), and the neutral arbitrator will be selected in a manner consistent with AAA’s national rules for the resolution of business disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions, for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party except as prohibited by law. The Company and Consultant will each be responsible for their respective administrative and/or hearing fees charged by the arbitrator or the AAA associated with any arbitration. The decision of the arbitrator shall be in writing.

10.4    Remedy. Except as provided by the AAA rules and this Consulting Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by said rules and this Consulting Agreement, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. The foregoing notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law.

10.5    Availability of Injunctive Relief. Either the Company or Consultant may petition a court for provisional relief, including injunctive relief, but not limited to, if either the Company or Consultant alleges or claims a violation of this Consulting Agreement between Consultant and the Company or any other agreement regarding trade secrets, confidential information, and nonsolicitation. Consultant understands that any breach or threatened breach of such an agreement (including this Consulting Agreement) will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both Consultant and the Company hereby consent to the issuance of an injunction.

10.6    Voluntary Nature of Agreement. Consultant acknowledges that he/she is executing this Consulting Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges that he/she has carefully read this Consulting Agreement and that he/she has asked any questions needed for it to understand the terms, consequences and binding effect of this Consulting Agreement and fully understands it. Finally, Consultant has been provided an opportunity to seek the advice of an attorney of his/her choice before signing this Consulting Agreement.

G. Prevailing Party. In any litigation or arbitration between the parties regarding this Consulting Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable expenses and court costs including, without limitation, attorneys’ fees and professionals’ fees incurred by the prevailing party, as may be deemed reasonable and appropriate by the arbitrator or court of law. A party shall be considered the prevailing party if: (a) it initiated the litigation or arbitration and substantially obtains the relief it sought; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation or arbitration and judgment is entered for either party, but without substantially granting the relief sought. A party’s right to the foregoing shall not merge with but shall survive the entry of judgment, and shall extend to appeals and collection.

11.	Miscellaneous.

11.1    Governing Law; Interpretation. This Consulting Agreement shall be governed by the laws of the state of Texas without regard to Texas’ conflicts of law rules. In the event of any dispute, this Consulting Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Consultant or the Company or the “drafter” of all or any portion of this Consulting Agreement.

11.2    Assignability. Except as otherwise provided in this Consulting Agreement, Consultant shall not sell, assign or delegate any rights or obligations under this Consulting Agreement. The Company may assign any or all of its rights and obligations under this Consulting Agreement without Consultant’s written consent to any affiliate or to another third party affiliate by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Consultant expressly consents to be bound by the provisions of this Consulting Agreement for the benefit of the Company or any parent, subsidiary or affiliate without the necessity that this Agreement be re-executed. Subject to the foregoing, this Consulting Agreement shall be binding on the parties and their successors and assigns.

11.3    Entire Agreement. This Consulting Agreement exhibits together with the Proprietary Agreement and constitute the entire agreement between the parties with respect to the subject matter of this Consulting Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Consulting Agreement.

11.4    Headings. Headings are used in this Consulting Agreement for reference only and shall not be considered when interpreting this Consulting Agreement.

11.5    Notices. All notices, consents, approvals, or other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier service, or sent by facsimile or e-mail, promptly confirmed by overnight courier service, as set forth above, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notice of a change of address shall effective only upon receipt):

(1)	If to Consultant:
[***]
(2)	If to the Company, to:
David Hallal

Chief Executive Officer ViraCyte, LLC

2925 Richmond Ave, Suite 1274

Houston, Texas 77098

Any notice, consent, approval and other communication shall be deemed given, in the case of overnight courier service, on the next business day following its deposit with the courier, and, in the case of facsimile or e-mail, upon transmission if confirmed by courier as set forth above

11.6    Severability. If any provision in this Consulting Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Consulting Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Consulting Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Consulting Agreement.

11.7    Counterparts. This Consulting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8    Amendment; Waiver. This Consulting Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto. No waiver of any term or condition of this Consulting Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Consulting Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Consulting Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

11.9    Confidentiality. Neither party shall, at any time disclose to any third party the terms and conditions of this Consulting Agreement except with the prior written consent of the other party, to their legal counsel or by reason of legal compulsion in any legal proceedings pursuant to law. This Section 11.9 shall survive the termination of this Consulting Agreement for any reason.

11.10    Expenses of Agreement. The Company shall bear its own attorneys’ fees and costs with respect to the negotiation of this Consulting Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

CONSULTANT	COMPANY

/s/ Ann Leen	/s/ David Hallal
By: Ann Leen	By:	David Hallal
	Tile:	Chief Executive Officer
ViraCyte, Inc.

EXHIBIT A

SERVICES, FEES, OTHER COMPENSATION AND EXPENSES

1.	Services.

Consultant will serve as Chief Scientific Officer during the Consulting Period (the “Services”). The Services to be provided by Consultant including the following:

•	Lead the Company’s scientific, clinical and related activities and operations, providing direction and guidance to the Company and its employees and consultants;

•	Other duties as assigned and consistent with the above.

2.	Company Equipment.

Consultant will furnish his/her own laptop or desktop computer and a printer/scanner/fax machine for use during the Consulting Period.

3.	Fees and Other Compensation.

Consultant will perform the Services for the following consulting payments: For the period October 1, 2018 through December 31, 2018 Consultant shall receive a consulting payment of $28,125.00 per month. Beginning on January 1, 2019, Consultant shall receive a consulting payment of $20,833.33 per month, and will be eligible for a target bonus of 35% of such consulting payment (achievement of such bonus to be determined by the Board or the Compensation Committee of the Board) (collectively, the “Consulting Fee”). In addition to the Consulting Fee, the Company will recommend to the Board of Directors or the Compensation Committee of the Company that Consultant be awarded a grant of equity under the ViraCyte Inc. 2018 Equity Incentive Plan. This grant shall be determined at the sole discretion of the Board of Directors or Compensation Committee of the Company. For work performed prior to the Effective Date, Consultant shall submit invoices for the Consulting Fee within fifteen (15) days after the Effective Date and provide sufficient detail regarding the work performed. For work performed after the Effective Date Consultant shall submit invoices for the Consulting Fee within fifteen (15) days after each month of service and provide sufficient detail regarding the work performed. Company shall pay Consultant within 30 days of receipt of Consultant’s invoices.

Other than the Consulting Fee and equity grant described above, Consultant will receive no other compensation under this Agreement.

4.	Reimbursements.

A.    Expenses. During the Consulting Period, the Company will reimburse Consultant for all reasonable and actual business expenses incurred by Consultant in providing the Services pursuant to this Consulting Agreement (“Reimbursements”). Reimbursements are subject to Consultant’s timely submission of appropriate documentation in accordance with Company policies and within thirty (30) days following the date such expenses are incurred.

The Company’s payment of any Reimbursements will be made within thirty (30) days following Consultant’s submission of a proper reimbursement request.

B.

Travel Expenses. Air travel will be booked under economy class airfare. Any travel above the economy class rate shall require pre-approval from an authorized agent of the Company. Hotel accommodations should be reasonably priced.

INITIALS:

/s/ AL	12/18/18	/s/ DH	12/18/18
CONSULTANT	DATE	VIRACYTE, INC.	DATE

PROPRIETARY INFORMATION,

INVENTION ASSIGNMENT, AND NONSOLICITATION AGREEMENT

As a condition of Consultant’s engagement (with the term “engagement” or any derivation such as “engage”, as used herein, to include any consulting or independent contractor relationship) in any capacity with ViraCyte, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of Consultant’s engagement in any capacity with the Company and Consultant’s receipt of the compensation now and hereafter paid to Consultant by the Company, Consultant will execute this Proprietary Information, Invention Assignment, and Nonsolicitation Agreement (this “Agreement”), and agrees to the following:

1.	Proprietary Information.

(a)    Company Information. Consultant agrees at all times during the term of Consultant’s engagement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company. Consultant understands that “Proprietary Information” means any non-public information regarding or relating to the Company or its products including: (1) the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefore; (2) research, clinical or other trials, developments, inventions, processes, formulas, technology, designs, drawings, engineering, software, hardware configuration information, marketing, finances or other business information; (3) customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of Consultant’s engagement); (4) the identity, skills and compensation of employees, consultants, or contractors; (5) policies and procedures of the Company; (6) anything related to Company Inventions (as defined herein); and (7) Third Party Information (as defined herein). Consultant further understands that Proprietary Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Consultant or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Consultant will cooperate with the Company and use his/her best efforts to prevent the unauthorized disclosure of all Proprietary Information. Consultant will deliver to the Company all copies and other tangible embodiments of Proprietary Information in his/her possession or control upon the earlier of a request by the Company or termination of Consultant’s services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding the foregoing, Consultant shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

(b)    Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). Consultant agrees to hold all Third Party Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party.

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2.	Inventions.

(a)    Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to Consultant’s engagement with the Company (collectively referred to as “Prior Inventions”), which belong to Consultant, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions. If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or service a Prior Invention owned by Consultant or in which Consultant has an interest, Consultant hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b)    Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign (or, for future inventions, agree to assign) to the Company, or its designee, all Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, writings, developments, concepts, improvements, designs, discoveries, ideas, processes, formulas, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive -or develop or reduce to practice within the scope of Consultant’s engagement, or cause to be conceived or developed or reduced to practice, during the period of time Consultant is engaged by the Company (collectively referred to as “Inventions”). Consultant agrees that Company will exclusively own all work product that is made by Consultant (solely or jointly with others) within the scope of Consultant’s engagement. Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s engagement with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Consultant understands and agrees that the decision whether or not to commercialize or market any Invention developed by Consultant solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Consultant as a result of the Company’s efforts to commercialize or market any such Invention. Consultant acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, a license from the Company to me to make, use, license, or transfer in any way an existing or future Invention.

(c)    Inventions Assigned to the United States. Consultant agrees to assign to the United States government all Consultant’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)    Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of Consultant’s engagement with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)    Patent and Copyright Registrations. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to procure, secure, maintain, and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to

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the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

3.    Former Employer Information. Consultant agrees that he/she will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Consultant will not bring onto the premises of the Company or into Company workspaces any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant further agrees that Consultant will not incorporate into any Invention any Proprietary Information or trade secrets of any former employer or other person or entity.

4.    Conflicting Employment. Subject to the forgoing, Consultant agrees that, during the term of Consultant’s engagement with the Company, Consultant will not engage in any other engagement, occupation or consulting directly competitive with the Company’s business, nor will Consultant engage in any other activities that conflict with Consultant’s obligations to the Company.

5.    Returning Company Documents. Consultant agrees that, at the time of leaving the Company, Consultant will promptly deliver to the Company (and will not keep on a computer or otherwise in Consultant’s possession, recreate or deliver to anyone else) any and all documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, other property, or reproductions of any aforementioned items developed by Consultant pursuant to Consultant’s engagement with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d). In the event of the termination of Consultant’s engagement, Consultant agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

6.    Representations. Consultant agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Consultant represents that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company. Consultant hereby represents and warrants that Consultant has not entered into, and Consultant will not enter into, any oral or written agreement in conflict herewith.

7.    Restriction on Solicitation. During any period in which Consultant renders consulting services to the Company and for a period of one year thereafter, Consultant shall not recruit or otherwise solicit, entice, induce or divert, or attempt to solicit, entice, induce or divert, any employees or customers of the Company, or any of its subsidiaries or affiliates, to terminate their employment with, or otherwise cease their relationships with (as applicable), the Company or any of its subsidiaries or affiliates.

8.    Remedies Upon Breach. Consultant understands the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other

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remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If Consultant violates this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, Consultant agrees that he/she is obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

9.	General Provisions.

(a)    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Texas. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there against Consultant by the Company arising from or relating to this Agreement, and Consultant agrees that the exclusive forum for any dispute shall be courts in the State of Texas.

(b)    Entire Agreement; Modification. This Agreement, along with any application Consultant has submitted to the Company, if any, and any executed Consulting Agreement Consultant has with the Company, if any, sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during Consultant’s interview(s), whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and Consultant. Any subsequent change or changes in Consultant’s duties, or compensation will not affect the validity or scope of this Agreement.

(c)    Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

(d)    Successors and Assigns. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company may assign any or all of its rights and obligations under this Agreement without Consultant’s written consent to any affiliate or to another third party affiliate by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate without the necessity that this Agreement be re-executed. Subject to the foregoing, this Agreement shall be binding on the patties and their successors and assigns.

(e)    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

(f)    Survival. The provisions of this Agreement shall survive the termination of Consultant’s engagement for any reason and assignment of this Agreement by the Company to any successor in interest or other assignee.

(g)    Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

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Consultant has read this Proprietary Information, And Invention Assignment Agreement and understand its terms. Consultant has completely filled out Exhibit 1 to this Agreement relating to Prior Inventions.

This agreement shall be effective as of the first day of Consultant’s engagement, which will begin on: November 16, 2018.

Consultant understands that this agreement affects Consultant’s rights to Inventions that Consultant makes during Consultant’s engagement with the Company, restricts Consultant’s rights to disclose or use Proprietary Information and Third Party Information or subsequent to Consultant’s period of engagement.

Consultant is executing this Agreement voluntarily.

Consultant

/s/ Ann Leen

Print Name: Ann Leen
Address: [***]

ACCEPTED AND AGREED TO:

ViraCyte, Inc.

Signature:	/s/ David Hallal
Print Name:	David Hallal
Title:	CEO
Date:	December 18, 2018

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EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

X No inventions or improvements

Additional Sheets Attached

Signature of Consultant or Independent Contractor: /s/ Ann Leen

Print Name of Consultant or Independent Contractor: Ann Leen

Date: 12/18/18

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EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that Consultant does not have on a computer or otherwise in Consultant’s possession, nor has Consultant failed to return, any documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, or other property, or reproductions of any aforementioned items belonging to ViraCyte, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Consultant further certify that Consultant has complied with all the terms of the Company’s Proprietary Information and Invention Assignment Agreement signed by Consultant, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Consultant (solely or jointly with others) covered by that agreement.

Consultant further agrees that, in compliance with the Proprietary Information and Invention Assignment Agreement, Consultant will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Consultant further agrees that, for the applicable periods and as otherwise set forth in the Proprietary Information and Inventions Assignment Agreement, Consultant will honor the restrictions on Consultant’s activities (directly or indirectly) as set forth therein.

Date: 12/18/18

/s/ Ann Leen

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AMENDMENT NO. 1 TO CONSULTING AGREEMENT

This Amendment No. 1 to Consulting Agreement (“Amendment”) is entered into by and between AlloVir, Inc. (formerly ViraCyte, Inc.), a Delaware corporation (the “Company”), and Ann Leen (“Consultant”), effective generally as of January 1, 2020 (the “Effective Date”).

WHEREAS, the Company and the Consultant are parties to a Consulting Agreement with an effective date of October 1, 2018;

WHEREAS, the Company underwent a name change from ViraCyte, Inc., to AlloVir, Inc. on May 21, 2019;

WHEREAS, the Consulting Period in the Consulting Agreement terminates on December 31, 2019; and

WHEREAS, the Consulting Agreement permits, and the parties desire, to renew and extend the Consulting Agreement.

NOW THEREFORE the parties to the Consulting Agreement agree as follows:

1.    The preamble of the Consulting Agreement will be deleted in its entirety and replaced with the following:

This Consulting Agreement (“Consulting Agreement”) is entered into as of October 1, 2018, by and between AlloVir, Inc., a Delaware limited liability corporation (the “Company”), and Ann Leen (“Consultant”), effective generally as of the Effective Date (as defined below) except as otherwise expressly provided below.

2.    The Consulting Agreement between AlloVir, Inc, and Consultant shall be renewed for a 1- year term, from January 1, 2020 through December 31, 2020.

3.    The consulting payment rate contained in Paragraph 3 of Exhibit A will increase from $20,833.33 per month to $21,458.33.

4.    Except to the extent modified herein, the terms and conditions of the Consulting Agreement shall remain in full force and effect, including but not limited to the terms in the Consulting Agreement that survive termination.

5.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Consulting Agreement as of the Effective Date.

CONSULTANT	COMPANY:

/s/ Ann Leen	/s/ Vikas Sinha
	By:	Vikas Sinha
	Title:	CFO

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